Exhibit 99.1

Press Release

Global ePoint Enters Into Agreement For $2.5 Million Equity Placement: Transaction Proceeds to Further Company’s Homeland Security Strategic and Technology Initiatives

Monday December 20, 8:32 am ET

CITY OF INDUSTRY, Calif.—(BUSINESS WIRE)—Dec. 20, 2004—Global ePoint, Inc. (Nasdaq:GEPT - News), an innovator in homeland security solutions in aviation, law enforcement and high-volume contract manufacturing, announced today that it has entered into definitive agreements on December 19, 2004, for its private placement sale of common shares, investment rights and warrants to institutional investors for the initial gross proceeds of $2.5 million to the Company. H.C. Wainwright and Company Inc. acted as placement agent for the transaction. The placement is expected to close today, Monday, December 20th.

Pursuant to the definitive Securities Purchase Agreement, the Company will sell to the investors 500,000 shares of its common stock at a price of $5.00 per share. The Company will grant to the investors warrants to purchase 125,000 common shares over a three year period at an exercise price of $ 6.91 per share. The Company will also grant the investors the right to purchase an additional 400,000 common shares at $5.00 per share during the 90 trading day period following the effectiveness of a selling shareholder registration statement to be filed by the Company with the SEC for purposes of registering the resale of the investors’ common shares, including the common shares issuable upon exercise of the investment rights and warrants.

Neither the $5.00 per share offering price nor the exercise price of the investment right or warrants are subject to adjustment, except in the case of the investment rights and warrants for standard anti-dilution relating to stock splits, combinations and the like.

Global ePoint plans to use the net proceeds from the transaction for general corporate purposes, including investments in technology development and marketing initiatives and working capital requirements needed for the expected increase in sales in the digital surveillance divisions. The Company’s next-generation technologies include a range of digital-video and other advanced homeland security products for use in aviation security, law enforcement, and commercial security and surveillance. Global ePoint has recently announced several key sales to major commercial airlines and other companies worldwide that have demonstrated the Company’s leading role in the homeland security marketplace.

The shares will be sold in a private transaction under Regulation D of the Securities Act of 1933. Global ePoint is obligated to register the shares for resale on a registration statement within 30 days of close.

About Global ePoint, Inc.:

Global ePoint’s growth catalyst, through its wholly-owned subsidiaries, is the design, manufacturing, sales and distribution of digital video surveillance systems for the law enforcement, military, aviation and homeland security markets. On the cutting edge of digital technology and seeking to expand its product line, Global ePoint is developing new compression technologies and next-generation, secure network digital video systems and servers for a wide range of new markets, concentrating primarily on security and homeland defense applications. As a solid recurring revenue stream, the Company also manufactures customized computing systems for industrial, business and consumer markets, as well as other specialized electronic products and systems. Complete vertical integration — from design and manufacturing to sales and distribution — allows the Company to capture efficiencies and maintain cost advantages in these growing markets, particularly homeland security. For more information, please visit http://www.globalepoint.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations, estimates and projections, management’s beliefs and numerous assumptions, all of which are subject to change. These forward-looking statements are not guarantees of future results and are subject to numerous risks and uncertainties. Our actual results could differ materially and adversely from those expressed in any forward-looking statement. For example, deliveries may be delayed or installations canceled. Regulations may change and negatively affect demand for our products. There can be no assurance that the company’s subsidiaries and/or divisions will be able to achieve growth of sales or market share. The forward-looking statements in this release speak only as of the date of this release. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. These and other risk factors are detailed in our periodic filings with the Securities and Exchange Commission.

Contact:

Global ePoint, Inc.

John Price, 909-869-1688

jprice@globalepoint.com

Source: Global ePoint, Inc.